EXHIBIT 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (“Amendment”) is made as of July 22, 2009 between MEGABINGO, INC., a Delaware corporation, MGAM SYSTEMS, INC., a Delaware corporation (collectively, “Borrowers” and each a “Borrower”) and COMERICA BANK, a Texas banking association, successor by merger to Comerica Bank, a Michigan banking corporation (“Comerica”), in its capacity as Agent under the Credit Agreement, as defined below (in such capacity, “Agent”).

PRELIMINARY STATEMENT

The Borrowers, Agent, and the Banks are parties to a Credit Agreement dated April 27, 2007 (as amended by a certain letter amendment dated June 6, 2007, the Amendment to Credit Agreement dated October 26, 2007, and the Second Amendment to Credit Agreement dated December 20, 2007 each among Borrowers, Agent, and the Banks, “Credit Agreement”), providing terms and conditions governing certain loans and other credit accommodations extended by the Agent and Banks to Borrowers.

Borrowers and Agent (acting with the consent of the Banks pursuant to Section 12.10 of the Agreement) have agreed to amend certain terms of the Credit Agreement.

AGREEMENT

1.           Defined Terms.  In this Amendment, capitalized terms used without separate definition shall have the meanings given them in the Credit Agreement.

2.           Amendment.

a.           The following definitions are added to Section 1.1 of the Credit Agreement in their appropriate alphabetical sequence:

“Affected Bank” is defined in Section 12.11 hereof.

“Asset Impairment Add Back” shall mean: (i) up to $7,000,000 of non-cash impairment charges taken in the fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009 which were approved as add-backs to the calculation of Consolidated EBITDA pursuant to a letter from Agent to Borrower dated as of November 13, 2008 and (ii) up to $10,000,000, in aggregate amount, of additional non-cash impairment charges with respect to Borrowers’ assets originated or put in service prior to June 30, 2008.”

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the sum of one percent (1%) plus the quotient of the following (rounded upward, if necessary, in the discretion of Agent, to the nearest whole multiple of 1/100th of 1%):

(a)           the Eurocurrency Rate;

divided by

(b)           a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Diamond Settlement Add Back” shall mean, for any period of determination, which includes the fiscal quarter ended June 30, 2009 up to $9,000,000 of settlement and legal fees paid by Borrowers relating to claims against Borrowers under Diamond Game Enterprises, Inc. v. Multimedia Games, Case No. CJ-2004-9366, District Court in and for Oklahoma County, State of Oklahoma.

“Impaired Bank” means a Bank (a) that has failed to fund its Revolving Credit Percentage or Term Loan Percentage, as applicable, of any Advance or to purchase participations in a Swing Line Advance or any Reimbursement Obligations, (b) that has otherwise failed to pay to the Agent or any other Bank any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Bank is disputing such obligation to pay any such amount in good faith, (c) which the Agent, the Issuing Bank or Swing Line Bank believes, in good faith, has defaulted in fulfilling its obligations under any other syndicated credit facilities or as a participant in any other credit facility, (d) that has been, or is controlled by any Person which has been, determined to be insolvent or that has become subject to a bankruptcy or other similar proceeding, or (e) any material assets or management of which has been taken over by any governmental authority.

“Impaired Bank Assurance” shall mean cash collateral or other assurances, satisfactory to Agent, provided with respect to an Impaired Bank’s interest with respect to Letter of Credit exposure pursuant to Section 3.6(e).

“LIBOR Floor” shall mean two percent (2%) per annum.

“Purchasing Bank” or “Purchasing Banks” is defined in Section 12.11 hereof.

“Severance Add Back” shall mean, for any period of determination which includes the fiscal quarter ending September 30, 2009, up to $1,000,000 in severance payments paid by Borrowers during the fiscal quarter ending September 30, 2009.”

“Stock Compensation Add Back” shall mean, for any period of determination, the amount of non-cash expense incurred during such period with respect to compensation accrued or paid in the form of Borrowers stock.

“Third Amendment Effective Date” shall mean the date upon which the conditions to effectiveness set forth in Section 4 of that certain Third Amendment to Credit Agreement dated July 22, 2009 between Agent, Borrowers and the Banks have been met.

b.           The following definitions, each appearing in Section 1.1 of the Credit Agreement, are hereby amended in their entirety as follows:

“Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), or (iii) the Daily Adjusting LIBOR Rate in effect on such day.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) Income Taxes expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, including amortization of Development Agreement expense, (d) the Diamond Settlement Add Back to the extent attributable to the period of determination, (e) the Stock Compensation Add Back, (f) the Asset Impairment Add Back to the extent attributable to the period of determination, the (g) the Severance Add Back, and (h) subject to Agent’s approval, which may be granted or withheld in Agent’s sole discretion, any extraordinary, unusual or non-cash non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business).

“Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin plus (b) the greater of (i) the LIBOR Floor or (ii) the quotient of:

(A)        the Eurocurrency Rate for the relevant Advance, divided by

(B)        a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurocurrency Rate” shall mean,

(a)         with respect the principal amount of any Eurocurrency-based Advance outstanding hereunder, the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurocurrency-Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the relevant Eurocurrency-based Advance which is to bear interest at such Eurocurrency-based Rate and for a period equal to the relevant Eurocurrency-Interest Period; and

(b)         with respect to the principal amount of any Prime-based Advance, while interest thereon is based upon the Daily Adjusting LIBOR Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “Eurocurrency Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Agent or, in the absence of such service, the “Eurocurrency Rate” shall, instead, be the per annum rate equal to the average of the rates at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market on such day, of if such day is not a Business day, on the immediately preceding Business Day in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “Eurocurrency Rate” and for a period equal to one (1) month.

“Majority Banks” shall mean at any time (a) so long as the Revolving Commitment has not been terminated, Banks (excluding Impaired Banks, if any) holding more than 50.0% of the sum of (i) the Revolving Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loans and (b) if the Revolving Commitment has been terminated (whether by maturity, acceleration or otherwise), Banks holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit and the Term Loans; provided that: (i) for purposes of determining Majority Banks hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Banks based on their respective Revolving Credit Percentages; (ii) in the calculation of Majority Banks, Percentages of the Revolving Commitments and Term Loans held by any Impaired Bank shall be disregarded, and (iii) in the event there are fewer than three (3) Banks participating hereunder, “Majority Banks” shall mean all Banks who are not Impaired Banks.

“Revolving Commitment” shall mean Sixty Five Million Dollars ($65,000,000), subject to reduction or termination under Sections 2.13 and 8.2 hereof.

c.           The second sentence of Section 2.14 is hereby restated in its entirety as follows:

“The Revolving Credit Facility Fee shall be payable to each Bank (excluding, however, any Defaulting Bank with respect to any period for which such Bank is a Default Bank) and shall be determined by multiplying the Applicable Fee Percentage by the average daily amount of such Bank’s Percentage of the Revolving Commitment.”

d.           The word “and” at the end of subsection (g) of Section 3.2 of the Credit Agreement is hereby deleted, and the period at the end of subsection (h) of Section 3.2 of the Credit Agreement is hereby replaced with “; and”.

e.           The following subsection (i) is hereby added to Section 3.2 of the Credit Agreement immediately following existing subsection (h):

“(i)           if any Bank holding a Revolving Commitment is an Impaired Bank, the Issuing Bank has entered into arrangements satisfactory to it to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Impaired Bank, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Bank’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations.”

f.           Clause (a) of Section 3.4 of the Credit Agreement is hereby restated in its entirety as follows:

“(a)        for distribution to the Banks (excluding, however, any Defaulting Bank with respect to any period during which such Bank is a Defaulting Bank) in accordance with their percentage, a per annum fee with respect to such Banks’ Percentage of the undrawn amount of each Letter of Credit issued pursuant thereto (based on the amount of each such Letter of Credit) for the amount of the Applicable Fee Percentage.”

g.           The following subsection (e) is hereby added to Section 3.6 of the Credit Agreement immediately following existing subsection (d):

“(e)       In the event that any Bank holding a Revolving Commitment becomes an Impaired Bank, the Issuing Bank may, at its option, require that the Borrowers or such Impaired Bank enter into arrangements satisfactory to it to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by such Impaired Bank, including creation of a cash collateral account or delivery of other security by Borrower and/or such Impaired Bank to assure payment of such Impaired Bank’s Revolving Credit Percentage of all outstanding Letter of Credit Obligations.”

h.           Sections 6.1(b) through 6.1(c) of the Credit Agreement are amended in their entirety as follows

“(b)       as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of MGI, commencing with the first full fiscal quarter ending after the Effective Date, MGI prepared unaudited Consolidated balance sheets of MGI and its Subsidiaries as at the end of such fiscal period and the related unaudited statements of income and cash flows of MGI and its Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, certified by a Responsible Officer as being fairly stated in all material respects and attaching a schedule of outstanding Funded Debt (other than Indebtedness) of MGI and its Subsidiaries describing in reasonable detail for each debt issue or loan outstanding the principal amount and amount of accrued interest with respect to each such debt issue or loan; and”

“(c)           as soon as available, but in any event not later than forty-five (45) days after the end of each month, MGI prepared unaudited Consolidated balance sheets of MGI and its Subsidiaries as at the end of such month and the related unaudited statements of income and cash flows of MGI and its Subsidiaries for such month and the portion of the fiscal year through the end of such month, in each case certified by a Responsible Officer as being fairly stated in all material respects;”

i.           Section 7.6 of the Credit Agreement is hereby restated in its entirety as follows:

“7.6       Restricted Payments.  Declare or make, or permit Subsidiary to declare or make, any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Capital Stock, as applicable, or purchase, redeem or otherwise acquire for value any Capital Stock, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding (collectively, “Purchases”), except for, so long as no Event of Default exists or will arise upon giving effect thereto:

(a)           dividends payable by Subsidiaries of Borrowers to Borrowers or other Subsidiaries of Borrowers;

(b)           redemptions of shares of MGI capital stock made during an Unrestricted Fiscal Quarter, in aggregate amount not to exceed $10,000,000 during any twelve (12) month period, so long as prior to such redemption, Borrower has delivered to Agent financial statements of the type required by Section 6.1(b) above prepared on a projected basis, assuming that the proposed redemption had been effected as of the first fiscal quarter ending on or after the date of such redemption accompanied by a Covenant Compliance Certificate evidencing Borrowers’ compliance with the financial covenant contained in Section 6.10 of this Agreement on a projected basis at such date, except that for this purpose the Consolidated Total Leverage Ratio shall be measured at not greater than 1.50:1.00 at that date.

j.           Section 10.2 through 10.6 of the Credit Agreement are amended in their entirety as follows:

“10.2           Eurocurrency Lending Office.  For any Advance to which the Eurocurrency-based Rate or the Daily Adjusting LIBOR Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.”

“10.3           Circumstances Affecting Eurocurrency-based Rate Availability.  If with respect to any Eurocurrency-Interest Period or any Prime-based Advance bearing interest with reference to the Daily Adjusting LIBOR Rate, Agent or the Majority Banks (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Banks for such Eurocurrency-Interest Period or for the period necessary to determine the Daily Adjusting LIBOR Rate, then Agent shall forthwith give notice thereof to Borrower.  Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of Borrowers to convert an Advance into or to refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, (ii) effective upon the last day of each Interest Period related to any existing Eurocurrency-based Advance, such Eurocurrency-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein); and (iii) the applicable interest rate for a Prime-based Advance shall be determined without reference to clause (iii) of the definition of Alternate Base Rate.”

“10.4           Laws Affecting Eurocurrency-based Advance Availability.  If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate or with interest calculated on the basis of the Daily Adjusting LIBOR Rate, such Bank shall forthwith give notice thereof to Borrowers and to Agent.  Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of Borrowers to convert an Advance into or to refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period, and (c) if such event makes it unlawful or impossible for such Bank to charge interest at the Daily Adjusting LIBOR Rate, the Prime-based Rate shall be determined without reference to clause (iii) of the definition of Alternate Base Rate.  For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.”

“10.5           Increased Cost of Eurocurrency-based Advances.  If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)           shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof, except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices; or

(b)           shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to (i) increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or as a Prime-based Advance bearing interest at the Daily Adjusting LIBOR Rate; or (ii) to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance or a Prime-based Advance bearing interest at the Daily Adjusting LIBOR Rate, with respect to Advances to Borrower, then such Bank shall promptly notify Agent, and Agent (or such Bank, as aforesaid) shall promptly notify Borrowers in writing of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Borrowers agree to pay to such Bank such additional amount or amounts as will compensate such Bank or Banks for such increased cost or reduction.  Borrowers shall also be entitled (subject to Section 10.1 hereof) to convert such Eurocurrency-based Advance to a Prime-based Advance.  Agent will promptly notify Borrowers of any event of which it has knowledge which will entitle Banks to compensation pursuant to this Section, or which will cause Borrowers to incur additional liability under Section 10.1 hereof, provided that Agent shall incur no liability whatsoever to the Banks or Borrowers in the event it fails to do so.  A certificate of Agent (or such Bank, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand and shall be conclusively presumed to be correct save for manifest error.  Failure or delay on the part of any Bank to demand compensation pursuant to this Section 10.5 or Section 10.6 shall not constitute a waiver of such bank’s right to demand such compensation; provided, however, that Borrowers shall not be required to compensate any such Bank pursuant to such sections for any amounts payable thereunder incurred more than 90 days prior to the date that such Bank notifies the Borrowers or the Agent of the event giving rise to the request for payment and of such Bank’s intention to claim compensation therefore.”

k.           Section 12.11 of the Credit Agreement is amended in its entirety as follows:

“12.11         Substitution of Banks.  If (a) any Bank shall become an Impaired Bank, (b) the obligation of any Bank to make Eurodollar-based Advances has been suspended pursuant to Section 10.3 or 10.4, (c) any Bank has demanded compensation under Section 3.4(d), 10.5 or 10.6 or (d) any Bank has not approved an amendment, waiver or other modification of this Agreement, if such amendment or waiver has been approved by the Majority Banks and the consent of such Bank is required (in each case, an “Affected Bank”), then the Agent or the Borrowers shall have the right to make written demand on the Affected Bank (with a copy to the Borrowers in the case of a demand by the Agent or with a copy to the Agent in the case of a demand by the Borrowers) to assign and the Affected Bank shall assign, to one or more financial institutions that comply with the provisions of Section 12.8 hereof (the “Purchasing Bank” or “Purchasing Banks”) to purchase the Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be, of such Affected Bank (including, without limitation, its participating interests in outstanding Swing Line Advances and Letters of Credit) and assume the commitment of the Affected Bank to extend credit under the Revolving Credit (including without limitation its obligation to purchase participations interest in Swing Line Advances and Letters of Credit) under this Agreement. The Affected Bank shall be obligated to sell its Advances of the Revolving Credit, Swing Line and/or the Term Loan, as the case may be, and assign its commitment to extend credit under the Revolving Credit (including without limitation its obligations to purchase participations in Swing Line Advances and Letters of Credit) to such Purchasing Bank or Purchasing Banks within ten (10) days after receiving notice from the Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Bank under Section 10.1 if the Borrowers had prepaid the outstanding Eurodollar-based Advances of the Affected Bank on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(d), 10.5 and 10.6 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent.  If any Purchasing Bank is not already one of the Banks, the Affected Bank, as assignor, such Purchasing Bank, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 12.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Commitment and the applicable Term Loan Percentages of the Term Loan of the Affected Bank. In connection with any assignment pursuant to this Section 12.11, the Borrowers or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 12.8.”

3.           Representations and Warranties.  Each Borrower represents, warrants, and agrees that:

a.           This Amendment may be executed in as many counterparts as Agent and the Borrowers deem convenient, and shall become effective upon delivery to Agent of: (i) all executed counterparts hereof from Borrowers and Agent, (ii) written consent of the Majority Banks, as required under Section 12.10 of the Credit Agreement, in the from of Annex I hereto, and (iii) execution and delivery to Agent (in form satisfactory to Agent) of each other document and instrument listed on Annex II hereto.

b.           Except as set forth on the amended Schedules hereto (which amended schedules constitute restatements of the corresponding Schedules originally attached to the Credit Agreement) and except as expressly modified in this Amendment, to the knowledge of the Responsible Officers of Borrowers, the representations, warranties, and covenants set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct, continue to be satisfied in all respects as of the Third Amendment Effective Date (except to the extent such representation or warranty expressly relates to an earlier date), and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

c.           Upon execution of the Amendment, the Credit Agreement, as amended by this Amendment will continue to constitute a duly authorized, legal, valid and binding obligation of the Borrowers enforceable in accordance with its terms.

d.           After giving effect to this Amendment, there is no Default or Event of Default existing under the Credit Agreement, or any related document, agreement, or instrument.

e.           The Certificate of Incorporation (or corporate formation documents) and Resolution of the Borrowers delivered to Agent in connection with the Credit Agreement have not been repealed, amended or modified since the date of delivery thereof and that same remain in full force and effect.

4.           Conditions.  The obligations of the Agent and the Banks under this Amendment are subject to the occurrence, prior to or simultaneously with the Third Amendment Effective Date, of each of the following conditions, any or all of which may be waived in whole or in part by the Banks in writing:

a.           The Borrowers shall have prepaid the Term Loan by an amount sufficient to cause the principal balance outstanding thereunder on and after the Third Amendment Effective Date to not exceed Sixty Million Dollars ($60,000,000);

b.           The Borrowers shall have paid (i) to Comerica Bank, in its individual capacity and as Agent (for its sole account), any Arranger’s Fee fee due under the terms of the Supplemental Agency Fee letter dated July 15, 2009 (“2009 Agency Fee Letter”); and (ii) to Comerica Bank in its capacity as Agent, for distribution to the Banks who have executed and delivered consents to this Amendment on or before close of business July 22, 2009 (“Consenting Banks”), an amendment fee in amount equal to 25.0 basis points payable on the Revolving Commitments plus the principal balance outstanding under the Term Loan of the Consenting Banks, in each case, with such amounts determined after giving effect to the reductions thereof provided for under the terms of this Amendment;

c.           The Borrowers shall have executed and delivered (or cause to have executed and delivered) to the Banks any and all documents reasonably requested by the Banks;

d.           All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Amendment or incidental thereto and all other related legal matters shall have been satisfactory to and approved by Agent’s counsel, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested; and

e.           Agent shall have received the agreements, instruments and documents listed on the Closing Checklist attached hereto as Annex II.

5.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

6.           Other Modification.  In executing this Amendment, the Borrowers are not relying on any promise or commitment of Agent that is not in writing signed by Agent.

7.           Expenses.  Borrowers shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent incurred in connection with the preparation, execution and delivery of this Amendment, and the other documents contemplated by this Amendment.

[Signature Page Follows]

This Third Amendment to the Credit Agreement is executed and delivered as of the Third Amendment Effective Date.

COMERICA BANK, as Agent and Bank

By:	/s/ Donna K. Day

Its:	Vice President

MEGABINGO, INC.

By:	/s/ Adam Chibib

Its:	Treasurer

MGAM SYSTEMS, INC.

By:	/s/ Adam Chibib

Its:	Treasurer